News From: Exhibit 99.1 Exhibit 99.1 Redington, Inc. 49 Richmondville, Westport, CT 06880

Contact:	Carlton E. Turner, PhD	Thomas Redington
	Chief Executive Officer	Redington, Inc.
	DelSite, Inc.	203/222-7399
	972/518-1300 or 800/527-5216	212/926-1733
DelSite Reports Second Quarter 2008 Results
Company Fully Focused On Commercial Development
Of Vaccine, Drug Delivery And Adjuvant Technologies
Conference Call Scheduled For 4:30 pm Eastern Today
IRVING, TX AUGUST 14, 2008 — DelSite, Inc. (OTC: DSII.OB) today reported total revenue from continuing operations for the quarter ended June 30, 2008 of $2.0 million compared to revenue of $1.8 million in the year-ago period, an increase of 9 percent, after accounting for a roughly 30 percent decrease in grant revenue for the Company’s DelSite Biotechnologies subsidiary due to the near completion of grant-funded studies.
Net loss from continuing operations for the second quarter of 2008, including $703,000 of net funding of the Company’s drug delivery operations, was $2.5 million, or 22 cents per basic and diluted share, compared to a net loss of $2.2 million, or 20 cents per basic and diluted share, in the prior year period. Pro forma loss for the quarter, exclusive of DelSite Biotechnologies net funding, was $1.8 million compared to a $1.4 million pro forma loss in the prior year’s period.
For the six months ended June 30, 2008, the Company reported a net loss of $4.1 million, or 36 cents per basic and diluted share, on revenues of $3.6 million as compared to a net loss of $4.8 million, or 44 cents per basic and diluted share, on revenues of $3.5 million for the same period last year.
The quarter just ended is the first to be reported by DelSite, Inc. which became the successor in name to Carrington Laboratories, Inc. last month, shortly before the divestiture of the Carrington wound care products business to Medline Industries. Reflecting the name change, a new stock trading symbol, DSII.OB, was adopted July 31, 2008.
DelSite, Inc. will continue the domestic manufacture of specialty products for existing clients and the AloeCeuticals® line until a suitable exit of the facility in Irving, Texas is feasible. The international manufacture of raw materials, nutritional drinks and products will continue at DelSite’s subsidiary in Liberia, Costa Rica, which received ISO 9000 recertification earlier this month.
The sale of the wound care business and other planned divestitures, together with the name change from Carrington to DelSite, reflect a strategic decision to focus solely on the development and promotion of DelSite’s natural complex carbohydrate polymer technologies for enhancing the administration, effectiveness and stability of vaccine and therapeutic products.

“We are now much better positioned to focus on the development and commercialization of the GelSite® polymer drug and vaccine delivery technology,” said Dr. Carlton E. Turner, CEO of DelSite. “We are on track to file an Investigational New Drug application (IND) for the H5N1 (avian flu) nasal powder vaccine by the end of this month, and to initiate dosing of patients with the avian flu powder vaccine in a Phase I trial during the fourth quarter of 2008. A CRO has been hired to conduct the clinical trial. We continue to work on resolving our liquidity issues so that we can successfully commercialize our technology.”
DelSite’s GelVac™ nasal powder platform represents a new approach for vaccine delivery. It holds distinct advantages over current vaccine technologies by providing long-term stability at room temperature, shipping and distribution with no need for refrigeration, and administration without a needle. In addition, the vaccine is preservative-free and induces both mucosal and systemic responses. These attributes make DelSite’s nasal powder influenza vaccine particularly well suited for pandemic preparedness when such products may need to be stockpiled for extended periods of time and rapidly distributed and self-administered under emergency conditions.
In addition, DelSite’s technology is being evaluated by private companies and government agencies for a variety of therapeutic and prophylactic applications.
In June, the Company announced the development of a synthetic Typhoid Vi polysaccharide vaccine based on its patented GelSite technology. The synthetic vaccine meets the potency standards of licensed Vi polysaccharide vaccines. The starting raw material (HPGA) is uniquely suited for the synthetic vaccine antigen and is produced under cGMP in an ISO-certified facility at kilogram quantities, ensuring ample supply for the potential vaccine production.
Besides establishment of the production process, DelSite has demonstrated the antigenicity as well as the immunogenicity of its proprietary antigen. Latest studies have shown that the DelSite’s antigen can also be readily linked to a protein carrier to create a conjugate antigen. The vaccines using conjugate antigens are more effective when inoculating children below 2 years of age. One kilo of HPGA when modified to produce the synthetic Vi antigen will yield enough material for more than 20 million doses. Thus, the Company believes the cost for the antigen will be substantially lower than the Vi polysaccharide antigen produced by fermentation and used in current vaccines for typhoid.
Typhoid fever is caused by Salmonella typhi and is a major neglected infectious disease. Worldwide Salmonella typhi causes 16 to 33 million infections and 500 to 600 thousand deaths per year. Currently marketed Vi polysaccharide vaccines are made by the costly and hazardous fermentation of Salmonella typhi bacteria and an extensive purification process.
Conference Call Today
Investors are invited to listen to today’s conference call at 4:30 p.m. Eastern, 3:30 p.m. Central, by dialing 866-362-4832 in the U.S. or 617-597-5364 internationally. The pass code is 86513462. The call is also being webcast by CCBN and may be accessed at DelSite’s web site at http://www.DelSitelabs.com. A replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 in the U.S. and 617-801-6888 internationally. The pass code for the replay is 71435352.
The web cast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors may listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors may access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).

About DelSite
DelSite, Inc. is an ISO 9001-certified, research-based, biopharmaceutical company currently utilizing naturally-occurring complex carbohydrates technology at its DelSite Biotechnologies subsidiary to develop its proprietary GelSite® technology designed for controlled release of peptide and protein-based drugs. DelSite’s technology is protected by more than 130 patents in 26 countries. Manufacturing operations comply with cGMP standards. For more information, visit www.carringtonlabs.com.
Non-GAAP Financial Information
This press release contains the non-generally accepted accounting principle financial measure of Pro forma loss which is defined as net loss excluding net DelSite Biotechnologies expenses. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company’s profitability before funding the research and development activities of its DelSite subsidiary. Pro forma loss is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net loss is included in the following tables.
Certain statements in this release concerning DelSite may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: the Company’s ability to overcome its liquidity issues; subsequent changes in plans by the Company’s management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company’s filings with the Securities & Exchange Commission, including the Form 10-K filed March 31, 2008, filed under its former name, Carrington Laboratories, Inc.
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DELSITE, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product sales	$1,616	$1,324	$2,633	$2,666
Grant income	271	398	711	622
Royalty income	104	104	208	209

Total revenues	1,991	1,826	3,552	3,497

Costs and expenses:
Cost of product sales	1,217	797	1,962	1,539
Selling, general and administrative	282	348	656	685
Research and development-DelSite Biotechnologies	974	1,199	2,063	2,275
Gain on sale of land	—	—	(1,573)	—
Other income	—	(15)	—	(17)
Interest expense, net	1,192	505	2,273	839

Loss from continuing operations before income taxes	(1,674)	(1,008)	(1,829)	(1,824)
Benefit for income taxes	—	—	—	—

Loss from continuing operations	(1,674)	(1,008)	(1,829)	(1,824)
Loss from discontinued operations, net of taxes	(787)	(1,205)	(2,230)	(3,019)

Net loss	$(2,461)	$(2,213)	$(4,059)	$(4,843)

Basic and diluted net loss per share - continuing operations	$(0.15)	$(0.09)	$(0.16)	$(0.16)

Basic and diluted net loss per share - discontinued operations	$(0.07)	$(0.11)	$(0.20)	$(0.28)

Basic and diluted net loss per share - net loss	$(0.22)	$(0.20)	$(0.36)	$(0.44)

Basic and diluted average shares outstanding	11,141	10,909	11,103	10,905

Reconciliation of Non-GAAP Financial Measures:
Net loss	$(2,461)	$(2,213)	$(4,059)	$(4,843)
Less: DelSite Biotechnologies grant income	271	398	711	622
Plus: DelSite Biotechnologies expenses	974	1,199	2,063	2,275

Pro forma loss before DelSite Biotechnologies	$(1,758)	$(1,412)	$(2,707)	$(3,190)

DELSITE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$649	$1,185
Accounts receivable, net	1,127	2,348
Inventories, net	1,157	1,216
Prepaid expenses	422	147
Assets held for sale	2,623	2,854

Total current assets	5,978	7,750
Cash, restricted	489	489
Property, plant and equipment, net	3,956	4,368
Other assets, net	1,231	1,558

Total assets	$11,654	$14,165

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Line of credit	$2,990	$2,990
Accounts payable	2,225	1,697
Accrued liabilities	2,339	1,437
Current portion of long-term debt and capital lease obligations	9,102	4,167
Deferred revenue	225	485
Liabilities related to assets held for sale	344	265

Total current liabilities	17,225	11,041
Long-term debt and capital lease obligations, net of debt discount	23	4,892
Commitments and contingencies	—	—
Shareholders’ (Deficit):
Common stock	112	110
Capital in excess of par value	61,514	61,283
Accumulated deficit	(67,217)	(63,158)
Treasury stock at cost	(3)	(3)

Total shareholders’ deficit	(5,594)	(1,768)

Total liabilities and shareholders’ deficit	$11,654	$14,165

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